Issuer Free Writing Prospectus dated March 27, 2018

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus dated March 23, 2018 and

Registration Statement No. 333-223409

Update and Supplement to Preliminary Prospectus

Dated March 23, 2018

This free writing prospectus relates to the initial public offering of shares of common stock of Homology Medicines, Inc. (the “Company”) and updates and supplements the preliminary prospectus dated March 23, 2018 (the “Preliminary Prospectus”) that was included in Amendment No. 2 to the Registration Statement on Form S-1 relating to this offering of the Company’s common stock. On March 27, 2018, the Company filed Amendment No. 3 to the Registration Statement on Form S-1 relating to this offering of common stock (“Amendment No. 3”), which Amendment No. 3 includes an update to the Preliminary Prospectus (the “Updated Preliminary Prospectus”). Amendment No. 3, including the Updated Preliminary Prospectus, may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1661998/000119312518096873/d503245ds1a.htm

The Updated Preliminary Prospectus reflects (i) an increase in the number shares of common stock being offered by the Company in this offering from 6,667,000 to 9,000,000 and a corresponding increase in the underwriters’ option to purchase additional shares from 1,000,050 to 1,350,000 (the “Share Increase”), and (ii) changes related to the Share Increase. Please refer to the link above to Amendment No. 3 for all of the changes to the disclosure in the Updated Preliminary Prospectus.

Homology Medicines, Inc. (“Homology” or “the company”) has filed a registration statement including the Updated Preliminary Prospectus with the Securities and Exchange Commission (the “SEC”) in connection with the offering to which this communication relates. Before you invest, you should read the Updated Preliminary Prospectus and the other documents Homology has filed with the SEC for more complete information about Homology and the offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the company, any underwriter or any dealer participating in the offering will arrange to send you a copy of the Updated Preliminary Prospectus if you request them by calling BofA Merrill Lynch at 1-800-294-1322, Cowen at 631-274-2806 or Evercore ISI at 888-474-0200.